Exhibit 12



                          IRON MOUNTAIN INCORPORATED



      STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS OF FIXED CHARGES
                            (Dollars in thousands)



                                                                                                  Pro Forma
                                                                                          ------------------------
                                                                                            For the
                                                                          Six Months          Year        For the
                                                                             Ended           Ended      Six Months
                                 Year Ended December 31,                   June 30,         December       Ended
                     -----------------------------------------------    ---------------        31,        June 30,
                      1991       1992      1993      1994      1995     1995      1996        1995          1996
                     -------    ------    ------    ------    ------    -----    ------     --------    ----------
Earnings:
 Income (Loss)
  from Operations
  before Provision
  for Income Taxes   $(1,292)  $ 3,682   $ 3,656   $ 3,241  $ 1,945   $ 1,304   $ 1,585     $  (931)    $    (460)
 Add: Fixed
  Charges             11,626    11,745    12,125    13,428   16,795     8,339     9,520      24,058        12,347
                     -------   -------   -------   -------  -------   -------   -------     -------      --------
                     $10,334   $15,427   $15,781   $16,669  $18,740   $ 9,643   $11,105     $23,127       $11,887
                     =======   =======   =======   =======  ========  =======   =======     =======      ========

Fixed
  Charges:
 Interest Expense    $8,612   $ 8,412   $ 8,203   $ 8,954  $ 11,838  $ 5,937   $ 6,385     $17,846      $  8,921
 Interest Portion
  of Rent Expense     3,014     3,333     3,922     4,474     4,957    2,402     3,135       6,212         3,426
                    -------   -------   -------   -------  -------   -------   -------     -------      --------
                    $11,626   $11,745   $12,125   $13,428  $ 16,795   $8,339   $ 9,520     $24,058      $ 12,347
                    =======   =======   =======   =======  ========  =======   =======     =======      ========

Ratio of
  Earnings
  to Fixed
  Charges               0.9x(1)   1.3x      1.3x      1.2x      1.1x     1.2x      1.2x        0.9x(2)      0.9x(3)
                       ====      ====      ====      ====      ====     ====      ====        ====         ====


(1) The Company reported a pretax loss for the fiscal year ended December 31, 1991. For such period the Company would have needed to generate additional income from continuing operations, before provision for income taxes, of $1,292 to cover its fixed charges of $11,626.

(2) On a pro forma basis, the Company would have needed to generate additional income from continuing operations, before provision for income taxes, of $931 to cover its fixed charges of $24,058.

(3) On a pro forma basis, the Company would have needed to generate additional income from continuing operations, before provision for income taxes, of $460 to cover its fixed charges of $12,347.